October 28, 2020

Via EDGAR and E-mail

U.S. Securities and Exchange Commission,

Division of Corporate Finance,

100 F Street, N.E.,

Washington, D.C. 20549.

Attention: Matt McNair, Senior Special Counsel

Re:	Council of Europe Development Bank Registration Statement under Schedule B Filed July 29, 2020 File No. 333-240160

Form 18-K for Fiscal Year Ended December 31, 2019
Filed April 7, 2020
Form 18-K/A for Fiscal Year Ended December 31, 2019
Filed June 3, 2020
File No. 333-164460

Dear Mr. McNair:

We hereby respectfully request the acceleration of effectiveness of the Registration Statement No. 333-240160 of the Council of Europe Development Bank filed with the Commission on July 29, 2020 under Schedule B to the Securities Act of 1933 to 5:30 p.m. on October 30, 2020, or as soon thereafter as practicable.

Sincerely,

Council of Europe Development Bank

/s/ Jan De Bel
Name: Jan De Bel
Title: General Counsel

cc:	Krystian Czerniecki, Esq. Sophie Moeder, Esq. Sullivan & Cromwell LLP

55, avenue Kléber • F -75116 PARIS • Tel: +33 1 47 55 55 00 • Fax: +33 1 47 55 71 55

Swift: CEFPFRPP • www.coebank.org